                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM N-1A

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                                Amendment No. 27


                                File No. 811-1144


                       THE FINANCE COMPANY OF PENNSYLVANIA
                         150 S. Independence Mall West
                                   Suite 630
                        Philadelphia, Pennsylvania 19106

                                  215-351-4778

                      Mr. Charles E. Mather III, President
                         150 S. Independence Mall West
                                   Suite 630

                        Philadelphia, Pennsylvania 19106

                       THE FINANCE COMPANY OF PENNSYLVANIA
                              CONTENTS OF FORM N-1A

                                                                                               Page
                                                                                               ----
PART A                   INFORMATION REQUIRED IN A PROSPECTUS
           Item 1.       Front and Back Cover Pages                                             1
           Item 2.       Risk/Return Summary: Investments, Risks and Performance                1
           Item 3.       Risk/Return Summary: Fee Table                                         1
           Item 4.       Investment Objectives, Principal Investment Strategies and
                         Related Risks                                                          1
           Item 5.       Management's Discussion of Fund Performance                            2
           Item 6.       Management, Organization and Capital Structure                         2
           Item 7.       Shareholder Information                                                3
           Item 8.       Distribution Arrangements                                              3
           Item 9.       Financial Highlights Information                                       3

PART B                   INFORMATION REQUIRED IN A STATEMENT OF
                         ADDITIONAL INFORMATION
           Item 10.      Cover Page and Table of Contents                                       4
           Item 11.      Fund History                                                           5
           Item 12.      Description of the Fund and Its Investments and Risks                  5
           Item 13.      Management of the Fund                                                 8
           Item 14.      Control Persons and Principal Holders of Securities                   10
           Item 15.      Investment Advisory and Other Services                                11
           Item 16.      Brokerage Allocation and Other Practices                              12
           Item 17.      Capital Stock and Other Securities                                    13
           Item 18.      Purchase, Redemption, and Pricing of Shares                           13
           Item 19.      Taxation of the Fund                                                  14
           Item 20.      Underwriters                                                          14
           Item 21.      Calculation of Performance Data                                       14
           Item 22.      Financial Statements                                                  15

PART C                   OTHER INFORMATION
           Item 23.      Exhibits                                                              29
           Item 24.      Persons Controlled by or Under Common Control with
                         the Fund                                                              29
           Item 25.      Indemnification                                                       29
           Item 26.      Business and Other Connections of the Investment Adviser              30
           Item 27.      Principal Underwriters                                                30
           Item 28.      Location of Accounts and Records                                      30
           Item 29.      Management Services                                                   30
           Item 30.      Undertakings                                                          30

SIGNATURES


EXHIBIT INDEX

                       THE FINANCE COMPANY OF PENNSYLVANIA
                                    FORM N-1A
The Finance Company of Pennsylvania (the "Company") does not sell its shares and thus, does not prepare a prospectus. The Company does, however, hold itself ready to redeem any of its outstanding shares at net asset value as determined on the day of final tender of the shares or on the next day on which the New York Stock Exchange is open.


                                     PART A

Item 1.  Front and Back Cover Pages - NOT REQUIRED

Item 2.  Risk/Return Summary: Investments, Risks and Performance - NOT REQUIRED

Item 3.  Risk/Return Summary: Fee Table - NOT REQUIRED

Item 4.  Investment Objectives, Principal Investment Strategies and Related
         Risks

         The business purposes of the Company, as set forth in its Articles of Incorporation, are to own, purchase and sell securities of business enterprises of any nature whatsoever; to own, hold, use, purchase and sell real and personal property of any nature whatsoever as principal and not as agent; and to carry on the business of an open-end investment company, as defined under the provisions of the Pennsylvania Business Corporation Law (as in effect on December 29, 1961). The Company's investment objective in carrying out its business as an investment company is to seek long-term appreciation of its shareholders' capital. Further reference is made to Item 12 of Part B of this Registration Statement for a description of its investment policies.

         The Company invests primarily in common stocks. It also invests in U.S. Treasury notes and bills and registered money market funds as a liquidity technique to cover redemptions and as a temporary investment pending a decision to redeploy the proceeds of securities that were sold.

         The authority to make, alter, amend or repeal these objectives is vested in the Board of Directors, subject to the power of the stockholders to approve such action. Item 12 of Part B identifies the investment policies of the Company which require stockholder approval to change.

         The Board of Directors of the Company oversees the investment of its assets in order to preserve capital and produce income for the stockholders. The Board utilizes the services of Cooke & Bieler, L.P. to assist with the investment of a portion of its equity holdings. The Board does not rely on Cooke & Bieler with respect to several of the Company's holdings - PNC Bank Corp., Penn Virginia Corporation and Pennsylvania Warehousing and Safe Deposit Company, the international and small cap mutual funds in which the Company invests and the money market funds, Treasury Notes and other short term investments used for the Company's liquidity needs, such as redemptions, dividends and taxes. Cooke & Bieler's style can be characterized as value oriented, and thus the overall approach of the Company to its portfolio may also be characterized as a value style. The Company does not engage in active trading; on the contrary, it makes a value judgment on the worth of an organization and tends to hold the security for the long term. The Board considers its investment approach to be conservative, and thus the risks are those risks generally applicable to the equity markets. It has limited (under 10% in the aggregate) exposure to international securities and small cap securities which may involve more risks than the broad market. Also, as explained in Item 12 of Part B, it has had a significant portion invested in PNC Bank Corp. and thus is subject to the risks inherent in investing in banking institutions and having a significant portion (approximately 31%) of assets committed to one security.



         Risks of Non-Diversification and Concentration in Banking Industry. The Company is subject to the risk of being concentrated. The Company has held shares of PNC Bank Corp. and its predecessors for over 40 years. Its holdings in PNC stock amounts to approximately 31% of its portfolio. While the rest of its portfolio is diversified among various sectors, because of the concentration in PNC Stock, the Company is subject to the risk that the banking industry and financial services sector generally will underperform the broader market, as well as the risk that issuers in that sector will be impacted by market conditions, legislative or regulatory changes or competition. The Company may also be more susceptible to changes in interest rates and other market and economic factors that affect financial services firms, including the effect of interest rate changes on the share prices of those financial service firms.


         Equity Risk. Since it purchases primarily equity securities, the Company is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Company's equity securities may fluctuate drastically from day-to-day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility which is a principal risk of owning shares in the Company.

Item 5.  Management's Discussion of Fund Performance - NOT REQUIRED

Item 6.  Management, Organization and Capital Structure

         The Directors of the Company consist of five individuals, three of whom are not "interested persons" of the Company as defined in the Investment Company Act of 1940. The Directors of the Company are responsible for the overall supervision of the operations of the Company and perform the various duties imposed on the Directors of investment companies by the Investment Company Act of 1940.

         The Company's investment adviser is Cooke & Bieler, L.P., Philadelphia, Pennsylvania, 19103. Cooke & Bieler is retained to furnish reports, statistical and research services, and advise and make recommendations with respect to the Company's portfolio of securities and investments. Cooke & Bieler is paid an annual fee equal to 0.5% of portfolio value less the value of certain investments as to which it has no investment responsibility, calculated and paid monthly.

         PFPC TRUST CO. is the Company's Custodian. The Company acts as its own transfer agent, dividend paying agent, and registrar.


         The Company's independent accountant is Deloitte & Touche LLP, Philadelphia Pennsylvania 19103.



         Total expenses for the Company during 2002 were $449,788 or .84 of average net assets.


         The authorized capital stock of the Company consists of 232,000 shares of capital stock, par value $10 each. Each share has equal dividend, distribution and liquidation rights. All dividends and distributions are payable in cash. Each holder of capital stock has one vote for each share held. Voting rights are cumulative for directors. The registrant met the requirements of Subchapter M of the Internal Revenue Code during the last fiscal year and does not anticipate any change in such status. The Company has adopted the policy of paying out in dividends each year substantially all net investment income. The Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered distributed to redeeming shareholders. Shareholder inquiries should be directed to the Company by writing or telephoning the Company at the address or telephone number indicated on the cover of this statement.

Item 7.  Shareholder Information

         Shares of the Company may be redeemed by mail by writing directly to the Company. The redemption request must be signed exactly as the shareholder's name appears on the form of registration and must include the account number. If shares are owned by more than one person, the redemption request must be signed by all owners exactly as their names appear in the registration. Stock certificates must be tendered along with the signed redemption request. Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind.

         Dividends, Distribution and Tax Information. Income dividends are normally declared and paid quarterly and a net capital gain distribution is normally declared in December each year and paid in the following January for the preceding year.


         The Company has elected to be taxed as a regulated investment company meeting the requirements of the Internal Revenue Code, Subchapter M. As such, the Company has adopted the policy of paying out in dividends each year substantially all net investment income. Dividends received from the Company generally will be subject to tax. Consistent with existing policy, the Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders. Each year the Company advises its stockholders of the amount of capital gains taxes paid which is attributable to them, and they may claim a credit for this amount on their federal income tax returns.



         The net asset value per share of the Company is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which market quotations are not readily available, such as The Pennsylvania Warehousing and Safe Deposit Company, are valued at fair value as determined in good faith by the Board of Directors.



Item 8.  Distribution Arrangements

         a)        Sales Loads - None.
         b)        Rule 12b-1 Fees - None.
         c)        Multiple Class and Master-Feeder Funds - Not applicable.

Item 9.  Financial Highlights Information - NOT REQUIRED.

                                     PART B


                         FINANCE COMPANY OF PENNSYLVANIA

                       STATEMENT OF ADDITIONAL INFORMATION


                                 April 30, 2003





The Finance Company of Pennsylvania (the "Company") does not sell its shares and thus, does not prepare a prospectus. This Statement of Additional Information is not a Prospectus. It should be read in conjunction with Part A of this Registration Statement. Copies of the Registration Statement may be obtained by writing to The Finance Company of Pennsylvania, 150 South Independence Mall West, Suite 630, Philadelphia, Pennsylvania 19106.



Table of Contents                                                        Page
Fund History                                                              5

Description of the Fund and Its Investment and Risks                      5

Management of the Fund                                                    8

Control Persons and Principal Holders of Securities                      10

Investment Advisory and Other Services                                   11

Brokerage Allocation and Other Practices                                 12

Capital Stock and Other Securities                                       13

Purchase, Redemption and Pricing of Shares                               13

Taxation of the Fund                                                     14

Underwriters                                                             14

Calculation of Performance Data                                          14

Financial Statements                                                     15

Item 11.          Fund History

                  The Company was organized as a corporation by a special act of the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871.

                  The Company, until December 29, 1961, carried on its business under a special charter granted by the General Assembly of the Commonwealth of Pennsylvania, approved May 12, 1871. Until December 29, 1961, it was engaged in the business of banking; it also held certain investments and parcels of real estate. On December 29, 1961, it filed Articles of Amendment with the Bureau of Corporations, Commonwealth of Pennsylvania, amending its charter to permit it to act as an open-end investment company; and on that date an agreement with the Secretary of Banking of the Commonwealth of Pennsylvania was entered into under which the Commonwealth recognized that the company was no longer engaged in the banking business.

Item 12.          Description of the Fund and Its Investments and Risks

                  (a) Classification. The Company is a nondiversified, open-end investment company.

                  (b) Investment Strategies and Risks. None except as described in Item 4.

                  (c) Policies. In addition to the investment objectives and policies set forth under Item 4 of Part A, the Company has adopted the following policies relating to the investment of its assets and its activities, which are fundamental policies and may not be changed without the approval of the holders of a majority of the Company's outstanding voting securities as defined in the Investment Company Act of 1940.

                               Fundamental Policies of the Company:

                               i)   The issuance of senior securities: the
                                    Company has not issued any senior
                                    securities, and it does not propose to issue any senior securities.

                               ii) The borrowing of money: the Company has not borrowed money, and it does not propose to borrow money.

                               iii) The underwriting of securities of other
                                    issuers: the Company has not underwritten securities of other issuers, and it does not propose to underwrite securities of other issuers.

                iv) The concentration of investments in particular industries: Consistent with its policy to diversify its investments among various industries, the Company will nonetheless concentrate its investments in the banking industry. The Company has held shares of PNC Bank Corp. for many years but has no intention of increasing the number of shares it owns. Because of the growth in the market value of its PNC Bank stock relative to the market value of its other holdings, PNC Bank represented as of the end of its most recent year more than 25% of the assets in its portfolio. On this basis alone, the Company may be deemed to be concentrating in the banking industry. The Company may determine that attractive opportunities exist to purchase securities in other banking organizations. In no event, however, will the Company invest more than 50% of its assets at any time in the banking industry.

                v)         The purchase and sale of real estate or commodities:
                           the Company has neither purchased nor sold commodities, commodity contracts or real estate, nor does it propose to do so in the future.

                vi)        Making loans: The Company does not make loans.

                vii) Other Policies: The Company reserves freedom of action to, and from time to time, may invest in any type of security or property whatever, to the extent permitted by law. It is the policy of the Company to engage as its principal activity in the business of investing and reinvesting its capital in a widely diversified portfolio of securities with a view to holding those which appear to offer sound possibilities of current income and future growth of principal. To the extent that the Company presently owns securities of various corporations, it is its policy to retain those investments, adding to them if deemed advisable by the Board of Directors, so long as they appear to meet the criteria set forth above.

                           The Company may write call options on securities it owns, up to 5% of its total assets. A call option on a security gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, the Company may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Company is unable to effect a closing transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Company delivers the security upon exercise.

                           The Company may write covered call options as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. When the Company sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised, and the Company will realize as profit the premium received for such option. When a call option written by the Company is exercised, the Company will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price.

                           Except as described above as to covered call options, the Company will not write or purchase options, including puts, calls, straddles, spreads or any combination thereof. Nor will the Company purchase or sell commodities, commodity contracts, oil, gas or mineral exploration or development programs, or real estate (although investments in marketable securities of companies engaged in such activities are not precluded in this restriction).

                           The Company may invest in bonds, preferred stocks and common stocks of other issuers. It reserves the right to invest in such securities in any proportion deemed advisable by its Board of Directors.

                           The Company may invest no more than 25% of its assets in the securities of any one issuer, based on a valuation of its assets at the time of any investment in such securities.

                           It is not the policy of the Company to invest in companies for the purpose of exercising control or management.

                           The Company reserves the right to invest in securities of other investment companies if deemed advisable by its Board of Directors, within the limits prescribed by the Investment Company Act of 1940.

                     (d) Temporary Defensive Position. The Board has no policy with respect to taking temporary defensive positions that are inconsistent with the Company's principal investment strategies as described in Item 4.

                     (e) Portfolio Turnover. The Company has no restrictions upon portfolio turnover of its investments. However, it is not the Company's policy to engage in portfolio transactions with the objective of seeking profits from short-term trading. It does reserve the right, if deemed advisable or necessary by its Board of Directors, to sell any asset at any time, regardless of the holding period.
Item 13. Management of the Fund

         Information regarding directors and executive officers of the Company follows:


                                 TERM OF
                               OFFICE AND                             OTHER DIRECTORSHIPS HELD BY
NAME, ADDRESS(1), POSITION(S)   LENGTH OF    PRINCIPAL OCCUPATION(S)    DIRECTOR OR NOMINEE FOR
 HELD WITH THE FUND, AND AGE   TIME SERVED     DURING PAST 5 YEARS             DIRECTOR
-----------------------------  -----------   -----------------------  ---------------------------
Interested Directors(2)
Charles E. Mather III            2005        President and Director   Director of Christiana Bank
Director and President Age:    22 years      of Mather & Co.          & Trust Co. and Penn Series
68                                           (insurance brokers)      Funds, Inc.
Frank A. Wood, Jr.               2004        Retired (Formerly Vice   Director of Pennsylvania
Director and                   28 years      President, Provident     Warehousing and Safe
Secretary/Treasurer                          National Bank)           Deposit Company
Age: 82

Non-Interested Directors
Jonathan D. Scott                2003        Senior Vice President,   Director of Pennsylvania
Director                       13 years      PNC Bank Corp.           Warehousing and Safe
Age: 50                                                               Deposit Company
Herbert S. Riband, Jr.           2004        Of counsel to the law    None
Director                        9 years      firm of Saul, Ewing LLP
Age: 66
Shaun F. O'Malley                2003        Retired (Formerly        Director of The
Director                        7 years      Chairman, Price          Philadelphia
Age: 67                                      Waterhouse World         Contributionship, Horace
                                             Organization             Mann Educators Corp.,
                                             (accounting))            Federal Home Loan Mortgage
                                                                      Corp. and Regulus Group LLC


---------------


(1) The address of all Directors is Public Ledger Building, Suite 630, 150 South Independence Mall West, Philadelphia, PA 19106.


(2) The two interested directors are classified as such because they are executive officers of the Company.


Board of Directors

     The Board of Directors has overall responsibility for the Company's affairs. It retains and reviews its chief executive and chief financial officers who have overall daily responsibility for the Company's affairs. The Board also retains the overall investment responsibility after receiving recommendations from the Company's investment adviser.

     The Board has two standing committees: Executive Committee and Audit Committee. The Executive Committee, composed of Messrs. Mather and Wood, meets only under unusual circumstances when the full Board cannot meet, and its authority is thereby limited. The Audit Committee is composed of Messrs. Scott, Riband and O'Malley. This Committee is responsible principally for recommending the Company's independent accountants, reviewing the adequacy of the Company's internal accounting controls and reviewing auditing fees. During the fiscal year ended December 31, 2002, the Executive Committee met once and the Audit Committee met twice. All members of the committees attended each meeting.

     No officer or director of the Company has any employment or ownership relationship with Cooke & Bieler, L.P., the Company's investment adviser.

The following table sets forth the dollar-value range of Common Stock of the Company beneficially owned by the directors of the Company, as of December 31, 2002:



                                                       DOLLAR RANGE OF SHARES
                                                        OWNED BENEFICIALLY(1)
                     DIRECTORS                         as of December 31, 2002
                Charles E. Mather III                       Over $100,000
                  Frank A. Wood, Jr.                       $10,001-$50,000
                  Jonathan D. Scott                              None
                Herbert S. Riband, Jr.                     $10,001-$50,000
                  Shaun F. O'Malley                             $1-$10,000


--------------------------
(1) For purposes of this Registry Statement, beneficial ownership of shares is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of the shares, regardless of any economic interest therein.

INVESTMENT ADVISORY CONTRACT


     Each year, the Board of Directors of the Company holds a meeting to decide whether to renew the investment contract of its investment adviser, Cooke & Bieler, L.P. In preparation for that meeting in 2003, the Board requested and reviewed a wide variety of information from Cooke & Bieler. The Directors used this information to help them decide whether to renew the contract for another year.



     Before its meeting on January 15, 2003, which approved the continuance of the contract that was approved by shareholders on July 19, 2001, the Board requested and received information from Cooke & Bieler about: (a) the quality of its investment services; (b) its investment management personnel; (c) its proposed operations and financial condition; (d) its brokerage practices (including any soft dollar arrangements) and investment strategies; (e) whether it advises any other investment company that is comparable to the Company; (f) its policies on and compliance procedures for personal securities transactions; and (g) the reputation and expertise of Cooke & Bieler's principals, with whom the Company has worked for over 14 years. The Board believes that, unlike most mutual funds, the relationship between the Adviser and the Company is more like an investment adviser and a separately managed account. Further, no Director has any affiliation with Cooke & Bieler. The Board has considered fee structures that other investment advisers might charge accounts of a similar size.


     At the meeting, representatives from Cooke & Bieler presented additional information to the Board to help the Board evaluate Cooke & Bieler's fee and other aspects of the Agreement. The Directors then discussed, both by themselves and with representatives of Cooke & Bieler, the information that the Board received before the meeting and Cooke & Bieler's oral presentation that the Board received at the meeting, and deliberated on entering into a new contract in light of this information. In its deliberations, the Board did not identify any single piece of information that was all-important or controlling.


     Based on the Board's deliberations and its evaluation of the information described above, the Board, including all of the Independent Directors, unanimously: (a) concluded that terms of the contract are fair and reasonable;
(b) concluded that Cooke & Bieler's fees are reasonable in light of the services that it provides to the Company; and (c) approved the continuance of the contract for an additional year.


     No significant use of soft dollars benefits is received by Cooke &
Bieler.

         COMPENSATION. The Company pays each Director who is not a salaried officer an annual fee and a fee for each meeting of the Board and each meeting of the Executive Committee and Audit Committee actually attended. Aggregate remuneration for all officers and directors as a group (7 persons) during the year was $179,850, including $49,450 paid to directors who were not salaried officers of the Company. The Company rented office space from Mr. Mather's employer, Mather & Co., for an annual rent of $6,033. The Board, with Mr. Mather abstaining, approved such rental payments as being in the Company's best interests.



         The aggregate compensation paid by the Company to each of its directors and each of the three highest paid executive officers who received more than $60,000 for the fiscal year ended December 31, 2002 is set forth in the table below. None of the Company's directors is a director of any other investment company in a "fund complex" with the Company (that is, an investment company held out to investors as being related to the Company and that receives investment advisory services from the Company's investment adviser or any affiliated person of the Company's investment adviser) and, therefore, the column for compensation paid by the Company and a fund complex is omitted.




                                                       Pension or Retirement
                           Aggregate Compensation    Benefit Accrued as Part of    Estimated Annual Benefits
     Name                     from the Company            Company Expenses              Upon Retirement
----------------------     ----------------------    --------------------------    -------------------------
Charles E. Mather, III          $71,000 1/                       $0                           $0
                                        -
Frank A. Wood, Jr.              $12,025                          $0                           $0

Jonathan D. Scott               $12,700 2/                       $0                           $0
                                        -
Herbert S. Riband, Jr.          $12,025                          $0                           $0

Shaun F. O'Malley               $12,700                          $0                           $0


         1/ Mr. Mather receives no compensation for serving as director of the Company.

         2/       Mr. Scott's compensation is paid to his employer.

     Code of Ethics. The Company and its investment adviser, Cooke & Bieler, L.P., have adopted Codes of Ethics pursuant to Rule 17j-1, copies of which are contained in Exhibit (p) to this Registration Statement. The Company's Code does not prohibit the investment by persons subject to the Code in securities that may be purchased by the Company. However, any such purchase is subject to preclearance procedures. The Codes are on file with, and available to the public from the Securities and Exchange Commission.

Item 14.          Control Persons and Principal Holders of Securities


                  As of April 22, 2003, the following stockholders were beneficial owners, having voting and investment power, or sharing voting and investment power, of more than 5% of the capital stock of the Company.

TITLE OF                          NAME AND ADDRESS OF BENEFICIAL OWNER                           NO. OF               PERCENT OF
CLASS                                                                                            SHARES               CLASS
--------          ----------------------------------------------------------------               ------               ----------
Common            PNC Bank, sole trustee of various trusts, P.O. Box 7648,                       28,936               58.42%
                  Philadelphia, PA 19101

Common            PNC Bank, as co-trustee, custodian or adviser/agent of other                    5,607               11.32%
                  accounts, P. O. Box 7648, Philadelphia, PA 19101



                  While PNC Bank has the power to vote over 25% of the Company's outstanding shares and this falls within the definition of "control person," it may exercise the voting power only as a fiduciary to the many individual trusts of which it is trustee or co-trustee. Accordingly, the Company does not believe PNC Bank is actually a controlling person.

                  Management Ownership. The aggregate amount of shares owned by the officers and directors of the Company is less than 1%.

Item 15.          Investment Advisory and Other Services

                  The Company's Investment Adviser is Cooke & Bieler, L.P.
                  Cooke & Bieler is a Pennsylvania limited partnership controlled by its general partner, CBGP, LLC, all of whose members are the limited partners of Cooke & Bieler (CB Partners, L.P., Kermit S. Eck, John J. Medveckis, Michael Meyer, James Norris, Jamie O'Neil, Sam Ballam and Mehul Trivedi). It has been retained to furnish reports, statistical and research services, and advice and recommendations with respect to the Company's portfolio of securities and investments. Investment decisions are made by the Company. Cooke & Bieler is not a broker and therefore the Investment Advisory Contract provides that, with the approval of the Company's management, Cooke & Bieler may select such brokers, from time to time, as may appear to be in the best interest of the Company.


                  The Investment Advisory Contract, dated July 19, 2001, continues until April 30, 2004, and thereafter until April 30 of each year, provided that such continuance is specifically approved at least annually either by the Board of Directors of the Company or by the vote of a majority of the Company's outstanding shares and, in either case, by the vote of a majority of the Company's directors who are not parties to the contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The contract may be terminated at any time without penalty by either party on sixty (60) days' written notice and will automatically terminate in the event of any assignment. No director of the Company is an interested party of Cooke & Bieler.

                     Under the contract the Company agrees to pay monthly to the Investment Adviser an annual fee of .50% calculated and paid monthly, based on the monthly portfolio value, it being agreed that in the determination of monthly portfolio value, there shall not be included the holdings of the Company in PNC Bank Corp. (formerly PNC Financial Corporation), Pennsylvania Warehousing & Safe Deposit Company and Penn Virginia Corporation, their successors, United States Treasury Notes and Bonds, and such other holdings as may be mutually agreed upon by the Company and the Investment Adviser. The exclusion of these holdings is appropriate as they are all holdings either without any regular trading market or without an active regular market and/or with respect to each of which the officers and directors have particularly close knowledge.


                     The total dollar amount paid by the Company under the investment advisory contract for the last three years (2000, 2001 and 2002) was $113,217, $97,357 and $93,376
                     respectively.


Item 16.             Brokerage Allocation and Other Practices


                     During the past year the Company engaged in a number of brokerage transactions in the ordinary course of business with respect to its investments. Brokerage commissions in connection with the purchase and sale of securities for the Company's portfolio during the years 2000, 2001 and 2002 amounts to $12,933, $15,420 and $13,299 respectively. The Company has been advised that certain brokers who receive commissions from the Company in connection with such transactions make statistical and research services available to the Investment Adviser. Such services consist of items such as basic reports on specific companies, quarterly updates on specific companies, statistical analyses of a specific industry, reports on the outlook for a particular industry, economic analyses of the domestic and foreign economies and analyses of standard portfolios (for example, diversification and beta factors) and reports of economic statistics. To the extent that they have value, these services may benefit not only the Company but also the Investment Adviser and its other clients. However, the expenses of the Company will not necessarily be reduced as a result of the receipt of such services. The Company has been further advised that it is the policy of the Investment Adviser to recommend for transactions of the Company those brokers who in its judgment will provide the best price and execution. In reaching its decision, the Investment Adviser considers such factors as the rate of commission to be paid by the Company with rates paid by other institutional investors, the price of the security, the size, type and difficulty of the transaction and the brokers' general execution and operational facilities. Consistent with the overall policy of obtaining the best price and execution, the Company may from time to time pay brokerage commissions in excess of those which another broker might have charged in effecting the same transaction in recognition of the value of research services provided by the broker.

Item 17.          Capital Stock and Other Securities

                  The only class of capital stock authorized by the Company is Common Stock.



                  The following information applies to the common stock:

                  (1) Dividend rights: each share has equal dividend rights, such rights to be determined by the Board of Directors.

                  (2) Voting rights: one vote per share, cumulative voting for election of directors.

                  (3) Liquidation rights: each share has equal liquidation rights, pro rata, after payment of all liabilities.

                  (4) Preemptive rights: holders shall have preemptive rights in any issue for cash.

                  (5)      Conversion rights: none.

                  (6) Redemption provisions: See Items 7 of Part A and 18 of Part B.

                  (7)      Sinking fund provisions: none.

                  (8)      Liability to further calls or assessment: none.

Item 18.          Purchase, Redemption, and Pricing of Shares

                  The redemption price for shares upon written request will be the net asset value per share as next computed after receipt of such request in good order by the Company. Payment for shares redeemed will be made typically within several days after receipt, if in good order, but no later than seven days after the valuation date.

                  Shares are generally redeemed for cash, but under certain circumstances may be redeemed in kind. In either event, the redemption will be a taxable event to a shareholder, and thus could result in a capital gain, capital loss, or, in certain cases, ordinary income to the shareholder. Shareholders are urged to consult their tax advisors as to the tax consequences of the redemption in their particular circumstances.

                  The Company may follow the practice of distributing selected appreciated securities to meet redemptions of certain shareholders and may, within certain limits, use the selection of securities distributed to meet such redemptions as a tax efficient management tool. By distributing appreciated securities the Company can reduce its position in such securities without realizing capital gains. Since the Company does not distribute its shares, the distribution of portfolio securities also enables the Company to avoid the forced sales of securities to raise cash for meeting redemptions. The Company intends to adopt a policy of meeting shareholder redemptions in part through the distribution of readily marketable securities. Such a policy would only be adopted after giving notice to the shareholders. A redeeming shareholder of the Company who received securities would incur no more or less taxable income than if the redemption had been paid in cash.

                     The Company will only distribute readily marketable securities, which would be valued pursuant to the Company's valuation procedures. However, a shareholder will incur brokerage charges and other costs and may be exposed to market risk in selling the distributed securities.


                     The net asset value per share is computed by dividing the total value of the assets of the Company, less its liabilities, by the total number of outstanding shares. Computations are made in accordance with generally accepted accounting principles, valuing each listed security at its last sale price on the day on which the determination is made, or if no price is available, the latest bid price is used. Securities traded over-the-counter are valued at the mean of the latest available bid and asked prices. Securities for which quotations are not readily available, restricted securities and other assets are valued at fair value as determined in good faith by the Board of Directors. Securities listed on the NASDAQ National Market System are valued in accordance with the NASDAQ official closing price.


Item 19.             Taxation of the Fund

                     The Company has elected to be taxed as a regulated investment company meeting the requirements of the Internal Revenue Code. As such, the Company has adopted the policy of paying out in dividends each year substantially all net investment income. Consistent with existing policy, the Company pays the applicable Federal capital gains tax for shareholders and retains the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders. Each year the Company advises its stockholders of the amount of capital gains taxes paid which is attributable to them, and they may claim a credit for this amount on their federal income tax returns.

Item 20.             Underwriters -  NOT APPLICABLE.

Item 21.             Calculation of Performance Data

                     The Company does not advertise performance data.

Item 22. Financial Statements - The required financial statements are included in a separate section following this item.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of The Finance Company of Pennsylvania:

     We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of The Finance Company of Pennsylvania (the "Company") as of December 31, 2002, the related statement of operations for the year then ended, the statements of changes in net assets for the years ended December 31, 2002 and 2001, and the condensed financial information for each of the years in the five-year period ended December 31, 2002. These financial statements and the condensed financial information are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and condensed financial information based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the condensed financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2002 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements and condensed financial information present fairly, in all material respects, the financial position of The Finance Company of Pennsylvania at December 31, 2002, the results of its operations, the changes in its net assets, and the condensed financial information for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
January 17, 2003

                      STATEMENT OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2002

ASSETS
INVESTMENTS-AT MARKET OR FAIR VALUE (NOTE 1):
     SHORT TERM INVESTMENTS (IDENTIFIED COST
           $745,388)..................................  $   745,388
     U.S. TREASURY NOTES & BONDS (IDENTIFIED COST
           $6,911,790)................................    7,406,875
     COMMON STOCKS & MUTUAL FUNDS (IDENTIFIED COST
           $10,594,242) INCLUDING AFFILIATE (NOTE
           2).........................................   38,913,588
                                                        -----------
                TOTAL INVESTMENTS.....................   47,065,851
CASH..................................................      443,440
ACCRUED INTEREST AND DIVIDENDS RECEIVABLE.............      153,918
RECEIVABLE FOR SECURITIES SOLD........................    1,131,998
PREPAID EXPENSES......................................       22,441
OTHER ASSETS..........................................        4,709
                                                        -----------

                TOTAL.................................   48,822,357
                                                        -----------
LIABILITIES
ACCRUED EXPENSES AND TAXES (NOTE 1)...................      144,913
COVERED CALLS WRITTEN AT FAIR VALUE (PREMIUM RECEIVED
  $10,300) (NOTE 3)...................................        3,990
DIVIDENDS PAYABLE.....................................      936,484
                                                        -----------

                TOTAL.................................    1,085,297
                                                        -----------
NET ASSETS
NET ASSETS (WITH INVESTMENTS AT MARKET OR FAIR VALUE)
     EQUIVALENT TO $962.46 PER SHARE ON SHARES OF
     49,599 $10 PAR VALUE CAPITAL STOCK OUTSTANDING AT
     DECEMBER 31, 2002 (AUTHORIZED 232,000 SHARES)....  $47,737,060
                                                        ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                            PORTFOLIO OF INVESTMENTS
                               DECEMBER 31, 2002
                         SHORT TERM SECURITIES -- 1.58%

                                                                          Aggregate
                                                                            Quoted
     Face Value/                                            Identified   Market Price
  Principal Amount                                             Cost        (Note 1)
  ----------------                                          ----------   ------------
        710,314         BLACKROCK FED FUND #30............  $  710,314    $  710,314
         25,074         BLACKROCK FED. SEC. FUND #11......      25,074        25,074
         10,000         BLACKROCK TREAS. TRUST FUND #62...      10,000        10,000
                                                            ----------    ----------
                                TOTAL.....................     745,388       745,388
                                                            ----------    ----------

                    U.S. TREASURY NOTES AND BONDS -- 15.74%

                                                                        Aggregate
                                                                          Quoted
      Principal                                           Identified   Market Price
       Amount                                                Cost        (Note 1)
---------------------                                     ----------   ------------
        500,000         U.S. TREASURY NOTES 5 3/4%
                             DUE 8/15/03................     499,391       513,906
        500,000         U.S. TREASURY NOTES 5 3/4%
                             DUE 8/15/03................     499,677       513,906
      1,000,000         U.S. TREASURY NOTES 6%
                             DUE 8/15/04................   1,040,698     1,074,063
      1,000,000         U.S. TREASURY NOTES 7 1/4%
                             DUE 8/15/04................   1,025,375     1,094,063
        500,000         U.S. TREASURY NOTES 6 1/2%
                             DUE 5/15/05................     499,222       555,313
        500,000         U.S. TREASURY NOTES 6 3/4%
                             DUE 5/15/05................     509,568       557,656
      1,000,000         U.S. TREASURY NOTES 5 5/8%
                             DUE 2/15/06................     978,937     1,108,437
      1,000,000         U.S. TREASURY NOTES 5 5/8%
                             DUE 5/15/08................   1,034,784     1,136,875
        750,000         U.S. TREASURY NOTES 5 5/8%
                             DUE 5/15/08................     824,138       852,656
                                                          ----------    ----------
                                TOTAL...................   6,911,790     7,406,875
                                                          ----------    ----------

                       SEE NOTES TO FINANCIAL STATEMENTS

                            PORTFOLIO OF INVESTMENTS

                               DECEMBER 31, 2002

                            COMMON STOCKS -- 82.68%

                                                                          Aggregate
       Number                                                               Quoted
         of                                                Identified    Market Price
       Shares                                                 Cost         (Note 1)
---------------------                                      -----------   ------------
                        PETROLEUM AND MINING -- 10.22%
       116,806          EXXON MOBIL CORP. ...............  $   154,159   $ 4,081,202
        20,000          PENN VIRGINIA CORP. .............       13,482       727,000
                                                           -----------   -----------
                                TOTAL....................      167,641     4,808,202
                                                           -----------   -----------
                        BANKING, INSURANCE AND FINANCIAL
                        HOLDING COMPANIES -- 35.09%
        15,000          AON CORP. .......................      271,939       283,350
       346,775          PNC FINANCIAL SERVICES GROUP,
                             INC. .......................      209,510    14,529,872
        20,000          MARSH & MCLENNAN COMPANIES
                             INC. .......................      262,439       924,200
        20,000          STATE STREET CORP. ..............      152,542       780,000
                                                           -----------   -----------
                                TOTAL....................      896,430    16,517,422
                                                           -----------   -----------
                        MANUFACTURING AND DIVERSIFIED -- 19.08%
        16,000          AVON PRODUCTS INC................      414,987       861,920
        30,000          ACUITY BRANDS, INC. .............      361,545       406,200
         5,800          COMPUTER SCIENCES CORP. .........      197,432       199,810
        24,000          DOVER CORP. .....................      215,644       699,840
        18,000          DOW CHEMICAL CO. ................      116,337       534,600
        12,000          EMERSON ELECTRIC CO. ............      181,980       610,200
        17,500          GENUINE PARTS CO. ...............      280,027       539,000
        18,000          HARTE HANKS INC. ................      280,474       336,060
        22,500          HASBRO, INC. ....................      271,125       259,875
        10,000          INT'L BUSINESS MACHINES CORP. ...      256,675       775,000
        17,000          MOTOROLA, INC. ..................      199,750       147,050
        20,500          PALL CORPORATION.................      419,512       341,940
        24,000          PITNEY BOWES, INC. ..............      750,286       783,840
        22,500          SNAP-ON INC. ....................      630,468       632,475
        32,000          STEELCASE, INC. CL A.............      386,240       350,720
         7,400          3M COMPANY.......................      140,170       912,420
        22,000          WENDYS INTERNATIONAL INC.........      377,850       595,540
                                                           -----------   -----------
                                TOTAL....................    5,480,502     8,986,490
                                                           -----------   -----------

                       SEE NOTES TO FINANCIAL STATEMENTS

                            PORTFOLIO OF INVESTMENTS

                               DECEMBER 31, 2002

                           COMMON STOCKS -- CONCLUDED

                                                                           Aggregate
       Number                                                                Quoted
         of                                                 Identified    Market Price
       Shares                                                  Cost         (Note 1)
---------------------                                       -----------   ------------
                        DRUGS AND PHARMACEUTICALS -- 6.05%
       10,500           ABBOTT LABORATORIES INC. .........  $   361,925   $   420,000
       15,000           BECTON DICKINSON & CO. ...........      441,067       460,350
       16,000           BRISTOL-MYERS SQUIBB CO. .........      394,711       370,400
       16,000           JOHNSON & JOHNSON.................       88,070       859,360
       13,000           MERCK & CO., INC. ................      146,402       735,930
                                                            -----------   -----------
                                                              1,432,175     2,846,040
                                                            -----------   -----------
                        ADVERTISING & COMMUNICATIONS -- 3.47%
       13,000           COMCAST CORP. CLASS A SPECIAL.....      247,625       293,670
       40,000           INTERPUBLIC GROUP OF COMPANIES
                             INC. ........................      476,052       563,200
       20,000           VERIZON COMMUNICATIONS, INC.......      178,287       775,000
                                                            -----------   -----------
                                                                901,964     1,631,870
                                                            -----------   -----------
                        FOOD/RETAIL MERCHANDISING -- 1.68%
       18,000           COCA-COLA CO. ....................       21,581       789,120
                                                            -----------   -----------
                        ENERGY -- 1.04%
       25,000           DUKE ENERGY CORP. ................      622,550       488,500
                                                            -----------   -----------
                        INTERNATIONAL -- 2.12%
       34,153           ARTISAN INTERNATIONAL FUNDS.......      500,000       505,123
       18,255           HARBOR INTERNATIONAL FUNDS........      500,000       490,325
                                                            -----------   -----------
                                                              1,000,000       995,448
                                                            -----------   -----------
                        DIVERSIFIED HOLDING -- 3.93%
          732           PENNSYLVANIA WAREHOUSING AND SAFE
                             DEPOSIT COMPANY (NOTE 2).....       71,399     1,850,496
                                                            -----------   -----------
                                TOTAL COMMON STOCKS.......   10,594,242    38,913,588
                                                            -----------   -----------
                                TOTAL INVESTMENTS.........  $18,251,420   $47,065,851
                                                            ===========   ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

INVESTMENT INCOME:
     INCOME:
           DIVIDENDS (INCLUDING DIVIDENDS FROM
                AFFILIATE -- NOTE 2)...................   $ 1,364,580
           INTEREST....................................       373,391
           OTHER INCOME................................       153,588
                                                          -----------
                TOTAL..................................     1,891,559
     EXPENSES:
           COMPENSATION (NOTE 6)..........  $   130,400
           TAXES OTHER THAN INCOME
             TAXES........................       36,739
           DIRECTORS' FEES (NOTE 6).......       49,450
           INVESTMENT ADVISORY FEES
             (NOTE 6).....................       93,376
           LEGAL..........................       12,410
           AUDITING AND ACCOUNTING........       52,150
           CUSTODIAN......................       13,299
           INSURANCE......................       24,897
           OTHER OFFICE AND
             ADMINISTRATIVE...............       37,067
                                            -----------
                TOTAL..................................       449,788
                                                          -----------
     NET INVESTMENT INCOME.............................     1,441,771
                                                          -----------
REALIZED AND UNREALIZED GAIN ON
  INVESTMENTS (NOTE 4):
     REALIZED GAIN FROM SECURITY
           TRANSACTIONS (EXCLUDING
           SHORT-TERM INVESTMENTS):
           PROCEEDS FROM SALES............  $ 5,216,628
           COST OF SECURITIES SOLD........    4,367,965
                                            -----------
                NET REALIZED GAIN......................       848,663
     UNREALIZED APPRECIATION OF
        INVESTMENTS:
           AT JANUARY 1, 2002.............  $37,765,937
           AT DECEMBER 31, 2002...........   28,820,830
                                            -----------
     DECREASE IN NET UNREALIZED APPRECIATION...........    (8,945,107)
                                                          -----------
NET REALIZED AND UNREALIZED LOSS ON INVESTMENTS........    (8,096,444)
CAPITAL GAINS TAX PAYABLE ON BEHALF OF SHAREHOLDERS
    (NOTE 1)...........................................      (127,675)
                                                          -----------
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS...   $(6,782,348)
                                                          ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                       STATEMENT OF CHANGES IN NET ASSETS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                               2002          2001
                                            -----------   -----------
INCREASE (DECREASE) IN NET ASSETS FROM:
  OPERATIONS:
     NET INVESTMENT INCOME................  $ 1,441,771   $ 1,835,899
     NET REALIZED GAIN ON INVESTMENTS.....      848,663     2,092,943
     DECREASE IN NET UNREALIZED
        APPRECIATION ON INVESTMENTS.......   (8,945,107)   (9,300,570)
     CAPITAL GAINS TAX PAYABLE ON BEHALF
        OF SHAREHOLDERS (NOTE 1)..........     (127,675)     (526,528)
                                            -----------   -----------
     NET DECREASE IN NET ASSETS RESULTING
        FROM OPERATIONS...................   (6,782,348)   (5,898,256)
     UNDISTRIBUTED INVESTMENT INCOME
        INCLUDED IN PRICE OF SHARES
        REDEEMED..........................       (7,357)      (11,317)
     REALIZED GAIN FROM SECURITY
        TRANSACTIONS INCLUDED IN PRICE OF
        SHARES REDEEMED...................       (7,715)      (30,180)
     DIVIDENDS TO SHAREHOLDERS FROM NET
        INVESTMENT INCOME.................   (1,455,188)   (1,824,697)
CAPITAL SHARE TRANSACTIONS:
     (EXCLUSIVE OF AMOUNTS ALLOCATED TO
        INVESTMENT INCOME AND NET REALIZED
        GAIN FROM SECURITY TRANSACTIONS)
        (NOTE 1):
           COST OF SHARES OF CAPITAL STOCK
             REDEEMED.....................     (689,716)   (1,133,299)
                                            -----------   -----------
     TOTAL DECREASE IN NET ASSETS.........   (8,942,324)   (8,897,749)
NET ASSETS:
     BEGINNING OF YEAR....................   56,679,384    65,577,133
                                            -----------   -----------
     END OF YEAR [INCLUDING UNDISTRIBUTED
        NET INVESTMENT LOSS OF $269,039
        AND $269,218 RESPECTIVELY]........  $47,737,060   $56,679,384
                                            ===========   ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

1. SIGNIFICANT ACCOUNTING POLICIES
     The Company is registered under the Investment Company Act of 1940, as amended, as a regulated open-end investment company. On April 21, 1964, the stockholders approved amendments to the Articles of Incorporation whereby, since that date, the Company has held itself ready to redeem any of its outstanding shares at net asset value. Net asset value for redemptions is determined at the close of business on the day of formal tender of shares or the next day on which the New York Stock Exchange is open. Transactions in capital stock were as follows:

                                                 Number        Aggregate
                                                of Shares        amount
                                                ---------      ----------
Shares redeemed:
     Year Ended December 31, 2002.............     673         $  704,788
     Year Ended December 31, 2001.............     963         $1,174,796

     During 2002, the Company distributed portfolio securities with a fair market value of $461,361 and a cost of $6,147. The related gain of $455,214 has been included in Realized Gain from Security Transactions in the Company's Statement of Operations.

     The following is a summary of significant accounting policies consistently followed by the Company in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

Portfolio Valuation
     Investments are valued using published bid quotes as of December 31, 2002. Costs used to determine realized gain or loss from securities transactions are those of the specific securities sold. Investments in non-marketable securities are valued at fair value as determined by the Board of Directors (see Note 2).

Federal Income Taxes
     No provision has been made for Federal income taxes other than capital gains tax because the Company has elected to be taxed as a regulated investment company meeting certain requirements of the Internal Revenue Code. As such, the Company is paying the applicable Federal capital gains tax for shareholders and retaining the net balance for reinvestment, except to the extent that such gains are considered to have been distributed to redeeming shareholders.

Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

Other
     As is common in the industry, security transactions are accounted for on the trade date. Dividend income and distributions to shareholders are recorded on the ex-dividend date.

2. NON-MARKETABLE SECURITY OF AFFILIATE
     There is no ready market for the below listed security. Fair value is established by the Board of Directors of The Finance Company of Pennsylvania.

     The Pennsylvania Warehousing and Safe Deposit Company is defined as an affiliate under the Investment Company Act of 1940 in that the Company owns 5% or more of the outstanding voting securities of such company. Further, if at the time of public sale of any of these shares the Company would be deemed a "control person," it would be necessary to register such shares under the Securities Act of 1933 prior to their sale.

                                                             For the
                                                           year ended
                              December 31, 2002           December 31,
                      ---------------------------------       2002
                      Percent   Identified      Fair        Dividend
Shares                 Owned       Cost        Value         Income
------                -------   ----------   ----------   -------------
732     Pennsylvania
        Warehousing
        and Safe
        Deposit
        Company       16.94%     $71,399     $1,850,496      $98,820
                      ======     =======     ==========      =======

3. COVERED CALLS WRITTEN
     At December 31, 2002, the Company has written covered calls as follows:

                             Expiration   Exercise   Shares Subject    Fair
Common Stock                    Date       Price        to Call       Value
------------                 ----------   --------   --------------   ------
Verizon Communications
  Inc. ....................   4/18/03      $47.50        5,000        $2,250
International Business
  Machines Corp. ..........   7/18/03      115.00        3,000         1,650
                                                                      ------
                                                                      $3,900
                                                                      ======

During 2002, the Company recognized $153,588 of premiums in connection with written covered calls expiring unexercised. Such amount has been recorded in Other Income in the Company's Statement of Operations.

4. PURCHASES AND SALES OF SECURITIES
     The aggregate cost of securities purchased, the proceeds from sales and maturities of investments, and the cost of securities sold (excluding U.S. Government short-term securities) for the year ended December 31, 2002 were:

                              Historical                      Cost of
                                Cost of     Proceeds from   Securities
                              Investments     Sales and      Sold and
                               Purchased     Maturities       Matured
                              -----------   -------------   ----------
Common stocks...............  $3,791,891     $ 3,755,268    $ 3,316,665
U.S. Treasury...............   1,891,865       1,750,000      1,795,152
Short-term securities.......   3,138,058       5,950,697      5,950,697
                              ----------     -----------    -----------
     Total..................  $8,821,814     $11,455,965    $11,062,514
                              ==========     ===========    ===========

     The amounts above do not include the market value and cost of shares distributed in connection with redemptions. During 2002, the company distributed common stocks with value of $461,361 and cost of $6,147.

5. LEASE
     The Company rents office space under a lease expiring in April 2003. The lessor company's president is an officer and director of the Company. Minimum annual rental for this space is $6,200.

6. OTHER INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2002
     Directors of the Company, who are not also employees, are paid a fee for attendance at meetings of the Board of Directors and its committees. Compensation of officers amounted to $130,400.

     Investment advisory fees payable monthly to Cooke & Bieler, Inc., are based on the monthly closing portfolio value, less the value of certain investments at an annual rate of .5 of 1%.

7. SUBSEQUENT EVENT
     A dividend from net investment income of $929,981 was declared on December 20, 2002 payable at $18.75 per share on January 31, 2003 to shareholders of record on December 31, 2002.

                        CONDENSED FINANCIAL INFORMATION

Selected data for each share of capital stock outstanding throughout each period:

                                             Years Ended December 31,
                               2002        2001        2000        1999        1998
                             -------------------------------------------------------
--------------------------------------------------------------------------------------
Investment income..........  $   37.73   $   45.02   $   39.90   $   34.49   $   33.33
Expenses...................       8.97        8.89        8.67        8.10        7.84
                             ---------   ---------   ---------   ---------   ---------
Net investment income......      28.76       36.13       31.23       26.39       25.49
Dividends from net
  investment income........     (29.25)     (36.23)     (31.57)     (26.48)     (25.54)
Net realized gain (loss)
  and increase (decrease)
  in unrealized
  appreciation.............    (164.50)    (152.38)     240.15      (27.25)      15.40
                             ---------   ---------   ---------   ---------   ---------
Net increase (decrease) in
  net assets value.........    (164.99)    (152.48)     239.81      (27.34)      15.35
Net assets value:
  Beginning of year........   1,127.45    1,279.93    1,040.12    1,067.46    1,052.11
                             ---------   ---------   ---------   ---------   ---------
  End of year..............  $  962.46   $1,127.45   $1,279.93   $1,040.12   $1,067.46
                             =========   =========   =========   =========   =========
Annual ratio of expenses to
  average net assets.......       0.84%       0.74%       0.78%       0.74%       0.74%
Annual ratio of net
  investment income to
  average net assets.......       2.74%       2.99%       2.81%       2.40%       2.42%
Annual portfolio turnover
  rate.....................      11.73%       4.46%      13.01%       6.31%       8.13%
Number of shares
  outstanding at end of
  period in thousands......         49          50          51          55          55

                       SEE NOTES TO FINANCIAL STATEMENTS

                    CHANGES IN THE PORTFOLIO OF INVESTMENTS
                     (EXCLUSIVE OF SHORT-TERM INVESTMENTS)
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2002
                                  (UNAUDITED)

                                   PURCHASES

                                            Changes       Balance
                                             During     December 31,
                                           the Period       2002
                                           ----------   ------------
                                               Number of Shares
                                           -------------------------
Abbott Laboratories, Inc. ...............     2,500        10,500
AON Corp. ...............................    15,000        15,000
Artisan International Funds..............    34,153        34,153
Bristol-Myers Squibb.....................     4,000        16,000
Comcast Corp. Class A Special............    13,000        13,000
Duke Energy Corp. .......................    15,000        25,000
Harbor International Funds...............    18,255        18,255
Interpublic Group of Companies Inc. .....    47,000        40,000
Motorola.................................    17,000        17,000
Pall Corporation.........................     6,000        20,500

                                               Principal Amount
                                           -------------------------
U.S. Treasury Note 5.625% due 5/15/08....   750,000       750,000

                                     SALES

                                               Number of Shares
                                           -------------------------
AON Corp. ...............................    15,000        15,000
Coca Cola Co. ...........................     2,000        18,000
Interpublic Group of Companies Inc. .....    15,000        40,000
Motorola.................................    17,000        17,000
PNC Financial Services Group Inc. .......     7,300       346,775
Sherwin Williams Co. ....................    19,000            --
3M Company...............................     2,600         7,400
Vanguard Total International Funds.......    90,662            --

                                   MATURITIES

                                               Principal Amount
                                           -------------------------
U.S. Treasury Note 6.375% due 8/15/07....   750,000            --

                     SUPPLEMENTAL INFORMATION ON DIRECTORS
                (Not Part of the Company's Financial Statements)

                                 TERM OF
                               OFFICE AND                             OTHER DIRECTORSHIPS HELD BY
NAME, ADDRESS(1), POSITION(S)   LENGTH OF    PRINCIPAL OCCUPATION(S)    DIRECTOR OR NOMINEE FOR
 HELD WITH THE FUND, AND AGE   TIME SERVED     DURING PAST 5 YEARS             DIRECTOR
-----------------------------  -----------   -----------------------  ---------------------------
Interested Directors(2)
Charles E. Mather III            2005        President and Director   Director of Christiana Bank
Director and President Age:    22 years      of Mather & Co.          & Trust Co. and Penn Series
68                                           (insurance brokers)      Funds, Inc.
Frank A. Wood, Jr.               2004        Retired (Formerly Vice   Director of Pennsylvania
Director and                   28 years      President, Provident     Warehousing and Safe
Secretary/Treasurer                          National Bank)           Deposit Company
Age: 82

Non-Interested Directors
Jonathan D. Scott                2003        Senior Vice President,   Director of Pennsylvania
Director                       13 years      PNC Bank Corp.           Warehousing and Safe
Age: 50                                                               Deposit Company
Herbert S. Riband, Jr.           2004        Of counsel to the law    None
Director                        9 years      firm of Saul, Ewing LLP
Age: 66
Shaun F. O'Malley                2003        Retired (Formerly        Director of The
Director                        7 years      Chairman, Price          Philadelphia
Age: 67                                      Waterhouse World         Contributionship, Horace
                                             Organization             Mann Educators Corp.,
                                             (accounting))            Federal Home Loan Mortgage
                                                                      Corp. and Regulus Group LLC

---------------
(1) The address of all Directors is Public Ledger Building, Suite 630, 150 South Independence Mall West, Philadelphia, PA 19106.

(2) The two interested directors are classified as such because they are executive officers of the Company.

                                     * * *

     The Company's Statement of Additional Information includes additional information about the Company's directors and is available without charge upon request. Call Doranne Case (collect) to request a copy.

                                     PART C

Item 23.          Exhibits

                  (a) Articles of Incorporation as amended December 29, 1961 and April 21, 1964 are incorporated by reference to Exhibit (1) of the Company's Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.

                  (b) By-Laws as amended through February 19, 1997 are incorporated by reference to Exhibit 2(a) of the Company's Post Effective Amendment No. 21 to its Registration Statement on Form N-1A.


                  (d) Investment Advisory Contract between the Company and Cooke & Bieler, Inc. dated July 19, 2001 is incorporated by reference to Exhibit (d) of the Company's Post Effective Amendment No. 26 to its Registration Statement on Form N-1A.


                  (g) Custodian Agreement between the Company and PFPC Trust Co. dated December 18, 2000 is incorporated by reference to Exhibit (d) of the Company's Post Effective Amendment No. 25 to its Registration Statement on Form N-1A.

                  (p)(i) Code of Ethics under Rule 17j-1 of the Company is incorporated by reference to Exhibit p(i) of the Company's Post Effective Amendment No. 24 to its Registration Statement on Form N-1A.


                  (p)(ii) Code of Ethics of Cooke & Bieler, L.P. is incorporated by reference to Exhibit (p)(ii) of the Company's Post Effective Amendment No. 26 to its Registration Statement on Form N-1A.


Item 24.          Persons Controlled by or Under Common Control with the Fund

                  NONE

Item 25.          Indemnification

                  Sections 1741 et seq. of the Pennsylvania Business Corporation Law (the PBCL) provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable unless a court determines upon application that the person is fairly and reasonably entitled to indemnification despite the adjudication of liability. However, Section 1746 of the PBCL provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against themselves as such directors or officers if they are successful on the merits or otherwise in the defense of such actions.

                  The Company's By-Laws also provide indemnification to the directors and officers of the Company to the fullest extent permitted by law. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to directors and officers for liabilities.

Item 26.          Business and Other Connections of the Investment Adviser -
                  NONE.

Item 27.          Principal Underwriters - NOT APPLICABLE.

Item 28.          Location of Accounts and Records

                  Mr. Charles Mather, III, President, The Finance Company of Pennsylvania, 150 South Independence Mall West, Suite 630, Philadelphia, Pennsylvania 19106.

Item 29.          Management Services - NONE.

Item 30.          Undertakings - NOT APPLICABLE.

                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Philadelphia and Commonwealth of Pennsylvania on the 30th day of April, 2003.




                       THE FINANCE COMPANY OF PENNSYLVANIA


                       By:       /s/ Charles E. Mather III
                                 ------------------------------------
                                 Charles E. Mather, III, President